Exhibit 99.1

P R E S S    R E L E A S E

Autoliv Board member to resign

(Stockholm, October 25, 2013) – – – The Board of Directors of the worldwide leader in automotive safety systems, Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb), today announced that it has received notice from Mr Bo I Andersson of his intent to resign from the Board.

Mr. Andersson turns in his resignation in order to avoid the appearance of any type of conflict of interest in connection with his plan to leave his current position as President and CEO of GAZ Group and pursue a new executive opportunity. The resignation will be effective on November 6, 2013.

Mr. Andersson has been a director of the Autoliv Board since 2012.

“I would like to extend my sincere and personal thanks to Bo Andersson for his contributions to the Autoliv Board during the last two years. Bo’s deep experience has been a real asset for the Autoliv Board during his tenure with our company, and we wish him the best of success with his future plans.” commented Jan Carlson, President and CEO, of Autoliv.

Inquiries:
Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600
Thomas Jönsson, VP Corporate Communications, Autoliv Inc.	Tel +46-8-587 20 627

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with over 55,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted to US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Auto\liv Inc.	Autoliv Americas
Vasagatan 11, 7th Floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI., USA 48034
Tel +46 709 578 127, Fax +46 (0)8 24 44 93	Tel +1 248 794 4537,
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com